Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Formation/Organization

Oculis Holding AG	Switzerland
Oculis Operations GmbH	Switzerland
Oculis ehf.	Iceland
Oculis U.S., Inc.	United States
Oculis France Sarl	France
Oculis HK, Ltd	Hong Kong
Oculis Merger Sub II Company	Cayman Islands